Form 424 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: See instructions**	**Certificate of Amendment**	This space reserved for office use.

Entity Information

The name of the filing entity is:

PEDEVCO Corp.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

☒ For-profit Corporation
☐ Professional Corporation
☐ Nonprofit Corporation
☐ Professional Limited Liability Company
☐ Cooperative Association
☐ Professional Association
☐ Limited Liability Company
☐ Limited Partnership

The file number issued to the filing entity by the secretary of state is: 0800949748

The date of formation of the entity is: 03/11/2008

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below)

____

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Registered Agent
(Complete either A or B, but not both. Also complete C.)

☐ A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

☐ B. The registered agent is an individual resident of the state whose name is:

First Name	*M.I.*	*Last Name*	*Suffix*

The person executing this instrument affirms that the person designated as the new registered agent has consented to serve as registered agent.

C. The business address of the registered agent and the registered office address is:

Street Address (No P.O. Box)	*City*	*State*	*Zip Code*
		TX	

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. If the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

☐ **Add** each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

☒ **Alter** each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

Article IV of the Amended and Restated Certificate of Formation shall be amended and restated as follows:

Effective as of the effective date set forth under Effectiveness of Filing on this Amendment to the Certificate of Formation (or in the absence of such date, on the date such Amendment to the Certificate of Formation is filed with the Secretary of State of Texas) ("Effective Time"), the Corporation shall have three hundred million (300,000,000) shares of capital stock authorized. The Corporation is authorized to issue two (2) classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is one hundred million (100,000,000) shares, $0.001 par value per share. Further, at the Effective Time, every Ten (10) shares of the Corporation's Common Stock, $0.001 par value per share, but not any other series of capital stock of the Corporation, including any series of Preferred Stock, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the "Old Capital Stock"), shall be automatically reclassified and combined into One (1) share of Common Stock (the "Reverse Stock Split"). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by Ten (10), subject to any adjustments for fractional shares as set forth below; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification. No factional shares of common stock shall be issued as a result of the Reverse Stock Split. Instead all fractional shares of common stock as a result of the Reverse Stock Split shall be automatically rounded up to the next whole share of common stock.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

The corporation is hereby prohibited from issuing any non-voting Common Stock or Preferred Stock.

☐ **Delete** each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. ☐ This document becomes effective when the document is filed by the secretary of state.

B. ☒ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: April 7, 2017

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: __________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: March 24, 2017

By: [signature]

Signature of authorized person

Clark R. Moore, EVP and General Counsel

Printed or typed name of authorized person (see instructions)